CATALYST PAPER CORPORATION

CODE OF CORPORATE ETHICS AND BEHAVIOUR

The Company will operate its business and conduct its affairs in keeping with proper business and ethical standards.  The Company’s reputation for honesty, fair dealing, faithful performance of contracts and strict compliance with legal duties is one of its most valuable assets.  All directors, officers and employees must remember that the Company’s good reputation is in their hands and must be preserved and enhanced by what they do when representing the Company.

The Code of Corporate Ethics and Behaviour (“Code”) as approved by the Board of Directors prescribes the minimum standards of conduct governing all directors, officers and employees in the performance of their duties.

The provisions of this policy are mandatory and apply to the Company, its subsidiaries, and those companies in which the Company has invested to the extent that it is able to exert its influence over matters of this kind.  All rulings and interpretations made under the Code will be in accordance with the spirit and intent of the Code.

STANDARDS OF BEHAVIOUR

The following rules state the minimum standards of behaviour.  These rules may not be broken under any circumstances.

RULES

Rule 1:
Every transaction between the Company and those with whom it deals, and every payment, receipt and asset must be reflected on the books of the Company promptly, accurately and in the normal financial reporting channels.

Rule 2:	The Company will not indulge in bribery or knowingly be associated with a transaction involving bribery.

Rule 3:	Any transaction involving a contribution of intangibles from a person or company with whom the Company is dealing must be approved by a Vice-President.

Rule 4:	An immoderate gift, favour or any form of entertainment (“benefit”) is prohibited if its effect is:

(a)	to give the Company as donor an improper preference, or

(b)	to give some third party, as donor to a Company employee, an improper preference that might be to the detriment of the Company.

Rule 5:	The Company will deal fairly in its relationships with all of its security holders, customers, suppliers, competitors and employees.

Rule 6:	The Company will make a political contribution only if permitted by the law of the country where the contribution is to be made.

Rule 7:
No officer or employee may have any business interest which conflicts with the Company’s interests.  Each officer or employee who becomes aware of an actual, potential or apparent conflict of interest must report such conflicts to his or her immediate supervisor, a senior officer or the Board.  Directors must conduct their business and affairs in a manner that ensures their private or personal interests do not interfere or appear to interfere, with the interests of the Company, including conflicts relating to personal, financial or other gain.  Should conflicts arise, or be perceived to arise, directors shall immediately make full disclosure to the Chair and shall not participate in any decision or action where there is a real or apparent conflict.

Rule 8:	All directors, officers and employees will protect the Company’s assets and use them efficiently.

Rule 9:	All directors, officers and employees will maintain the confidentiality of information entrusted to them except in circumstances where disclosure is authorized or legally mandated.

Rule 10:	No directors, officer or employee may make any agreement or arrangement contrary to the competition laws of the country in which business is done.

Rule 11:	All directors, officers and employees must comply with the laws, rules and regulations to which the Company and they are subject.

Rule 12:
Any event or circumstance affecting the Company that any officer or employee believes should be disclosed to the Company’s stakeholders or to regulatory agencies shall be reported by such officer or employee to the Disclosure Team.  Directors shall report any such event or circumstance to the Chair of the Board or to the chair of the appropriate committee of the Board.  Those directors, officers and employees responsible for disclosure will ensure full, fair, accurate, timely and understandable disclosure in reports and documents released to the public or filed with regulatory agencies.

IMPLEMENTATION

It is the responsibility of all officers and managers to ensure that the provisions of this Code and all interpretations and rulings received by them are communicated to employees and that they understand and comply with them.

The President and Chief Executive Officer shall institute and maintain a compliance program to ensure as far as possible that officers and employees are familiar with the ramifications of this policy and that they are observing and complying with it.

Primary responsibility for monitoring compliance with the Code rests with the Corporate Secretary.

Approval Date: April 28, 2009

APPENDIX TO CODE OF CORPORATE ETHICS AND BEHAVIOUR

I.	PURPOSE

The purpose of this Appendix is to amplify the standards prescribed in the Code, to establish authorities and procedures for the interpretation of the Code, to give guidance and direction where the Code is silent or where the proper business or ethical standard to be applied is uncertain, and to prescribe the procedures to be followed in implementing the provisions of the Code.

II.	SCOPE

The Code applies to all directors, officers and employees of the Company and its subsidiaries and all companies in which the Company has invested to the extent that it is able to exert its influence over matters of this kind.

III.	PROCEDURES

Compliance with the following is compulsory.  Any officer or employee who becomes aware of a violation of the Code shall report such violation to a senior officer or the Board.  Any director who becomes aware of a violation of the Code shall report such violation to the Chair of the Board.  The Company will not retaliate against any individual who makes a good faith report of complaint of violations of this Code or other illegal or unethical conduct.

Any violation of the Code will lead to disciplinary action, up to and including termination of employment.

(1)	AMPLIFICATION OF THE RULES IN THE CODE

The rules set out in the Code are repeated here and amplified for ease of reference.

RULE 1

Every transaction between the Company and those with whom it deals, and every payment, receipt and asset must be reflected on the books of the Company promptly, accurately and in the normal financial reporting channels.

Comment

The objective is to ensure that everyone who makes business decisions is accountable for those decisions and is required to report the results promptly through channels which will eventually lead to the Board of Directors.  Confidentiality is sometimes required to protect the Company’s interest, but this can never justify the creation of any secret fund or financial records which are capable of being used to mislead the Company’s auditors or anyone else entitled to know the facts.

Amplification

The true character of every transaction should be reflected accurately and completely in the Company’s records which include the accounts and supporting documents.  Any action which has as its motivation the covering-up of an illegal act, either on the part of a Company official, or anyone else, is clearly prohibited under this rule.  Any deception or other improper circumvention of accepted accounting standards is also prohibited.  While it may be necessary for reasons of competitive secrecy or internal confidentiality to treat certain accounts or transactions in a confidential way, the true nature of these transactions must always be made clear to higher management, the Company’s auditors (both internal and external), and other persons, including Governmental, regulatory and tax authorities entitled to investigate the Company’s activities and records.

Examples of circumstances or transactions, which are clearly prohibited, are as follows:

(a)	maintenance of any account, fund or other asset which is not reflected in the books or records of the Company;

(b)	transactions which are not individually recorded in the Company’s books (e.g. in-out bank transfer transactions);

(c)	documentation which intentionally misrepresents the transaction (e.g. dummy or false receipts or invoices, false declarations, misleading reports);

(d)	accounts which are not supported by adequate and accurate receipts and explanations for withdrawals.

RULE 2

The Company will not indulge in bribery or knowingly be associated with a transaction involving bribery.

Comment

A bribe is a payment or favour given to any person in office or holding a position of trust with the object of inducing him to disregard his official duty or betray his trust for the benefit of the giver.  Every agent and employee holds a position of trust toward his principal and employer, so that any material benefit which is given to induce that agent or employee to act against his duty in favour of the giver is a bribe, and is therefore prohibited.  If we know or have reason to suspect that an agent or consultant involved in a transaction is bribing, we must withdraw from the transaction immediately to avoid any chance that his guilt may spread to the Company.

Amplification

It is sometimes necessary to distinguish between a bribe, which as indicated above is an inducement to betray a trust, and an expediting fee which is a payment to obtain timely administrative action or procedural assistance and involves inducing a person to perform expeditiously a duty or responsibility normally required or expected of him in the performance of this job.  The former occurs when the recipient receives something at the expense of his principal or employer and this is always illegal (e.g. payment to a customs official to reduce or eliminate customs duty otherwise payable to the government).  The latter usually involves tipping in advance for services which should be rendered in the normal course of business and this may not be illegal, depending on the country.  The similarity between the aforementioned situations is that both might be said to represent a degree of extortion by the recipient but this similarity need not confuse the real issue which is legality of the act.  For the purposes of this Policy, an expediting fee means a payment which

(a)	is demanded expressly or impliedly;

(b)	is not more than is reasonably necessary in all the circumstances for the payer to make; and

(c)	does not give rise to any legal action against the payor.

Accordingly, directors, officers, employees and agents of the Company should take note of the following:

(a)	any bribe as defined above is clearly prohibited;

(b)	minor expediting fees (up to $100) may be made at the discretion of the employee, but if made, must be clearly identified on an expense account and approved in the normal way;

(c)	larger expediting fees (of more than $100) are subject to approval by the President and Chief Executive Officer or a Vice-President and if made, must be clearly identified in the accounting records.

RULE 3

Any transaction involving a contribution of intangibles from a person or company with whom the Company is dealing must be approved by a  Vice-President.

Comment

Any joint venture with a person who will contribute less than his fair share of tangible assets, or the engagement of any agency or brokerage at an excessive commission, is capable of abuse and must be scrutinized by the Vice-President responsible.  If the transaction exceeds his authority, he must seek the approval of the President and Chief Executive Officer.

Amplification

This rule is not a prohibition but it stands as a warning that some transactions by their nature require careful scrutiny.  The following are examples of facts from which an inference could be drawn that bribery, kickback or other improper conduct has occurred.  However, with additional facts or assurances the transaction might be found to be quite proper.

(a)
The Company is planning a new joint venture through a subsidiary in a foreign country and it is proposed to issue a block of shares in the subsidiary to a government official or other prominent person to facilitate the commencement of business, but the consideration for the issuance of the shares is either nominal or unreasonably low.

(b)
The normal agent’s commission for the sale of a product by the Company usually ranges up to 5%, depending on market circumstances and conditions.  An agent in a country with a questionable reputation for bribery demands a commission well in excess of the normal commission paid by the Company for the sale of the same product in other countries.

(c)	In a line of business where we normally sell direct we are asked by a customer to place the business through a broker and to pay the broker a commission.

(d)	A person represents that he can turn a good piece of business our way and demands a finder’s fee or commission although he would not be acting as the Company’s agent in the transaction.

The careful scrutiny of such proposals may turn up additional facts which confirm an inference of improper conduct and accordingly would justify the Company in not proceeding.

RULE 4

An immoderate gift, favour or any form of entertainment (“benefit”) is prohibited if its effect is

(a)	to give the Company as donor an improper preference, or

(b)	to give some third party, as donor to a Company employee, an improper preference that might be to the detriment of the Company.

Comment

The overriding principles are that benefits received by and given to directors, officers and employees are permissible if they are

(a)	consistent with accepted business practice;

(b)	immaterial in value and in a form that could not be construed as a bribe, payoff or improper or illegal payment by an impartial observer;

(c)	not in contravention of any applicable law and ethical standards generally accepted in the particular area; and

(d)	of such kind that public disclosure of the facts would not embarrass the Company.

Amplification

A distinction should be drawn between receiving and giving benefits.

This policy applies also to benefits received by persons in the immediate family of a director, officer or employee of the Company.

1.	Benefits Received

Under no circumstances may a director, officer or employee of the Company receive a cash benefit.

A non-cash benefit is presumed to be material if the benefit has a monetary value in excess of $350.  Even where a benefit has a value in excess of $350, an employee may retain it if acceptance has been approved in writing by a Vice-President as being the custom in the trade.  In this policy “benefit” includes property, sponsorship in or of sports events, and invitations to sports events, cultural events or vacation tours.

Any benefit received having an estimated value in excess of $350 should be reported to the Corporate Secretary.

Any gift retained by an employee and apparently not prohibited under this rule, unless obviously of no value, must be reported at once to the recipient’s immediate superior.

This does not mean that any benefit costing less than $350 is permissible:  the purpose behind it must in all cases be proper.  Gifts, favours and entertainment that can be fairly characterized in the circumstances as being immoderate, excessive or extravagant, whatever their purpose, are prohibited.  However, judgment must be brought to bear in interpreting what is prohibited by this rule taking into account five factors:

(a)	the position and authority of the recipient;

(b)	the custom in the trade;

(c)	whether the gift is in isolation, repetitive or recurring;

(d)	the number of recipients; and

(e)	any other factor that would tend to cause the motive or purpose to be questioned by an objective and impartial observer.

Benefits offered to a director, officer or employee of the Company that are prohibited under this rule should be refused or returned unless the circumstances are such that to do so would be either impractical or impolitic.  In such event, the gift should be turned over to the Company, and where circumstances allow, a letter should be written to the donor advising him that it has been accepted on behalf of the Company.

2.	Benefits Given

With respect to the giving of benefits by the Company to others, which do not have as their primary purpose the obtaining of an improper preference, application of the five factors outlined in the above comments will vary among the various marketing functions in the Company depending upon such things as tradition (custom of the trade), precedents, product, amount of sale, and marketing philosophy.

Any benefit given having an estimated value in excess of $350 should be reported to the Corporate Secretary, unless it is disclosed in an expense account and approved by a Vice-President in the normal course of business.

RULE 5

The Company will deal fairly in its relationships with all of its security holders, customers, suppliers, competitors and employees.

Comment

All of the Company’s directors, officers and employees should endeavour to deal fairly with the Company’s security holders, customers, suppliers, competitors, employees and others with whom the Company does business.  No one should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation or any other unfair dealing.

RULE 6

The Company will make a political contribution only if permitted by the law of the country where the contribution is to be made.

Comment

No contribution (whether in money, property or services) may be made to any political party or candidate for office, and no contribution may be made to assist anyone to remain in office, unless

(a)	such contribution is lawful in the country where it is made;

(b)
the contribution has been approved by the Board of Directors of Catalyst Paper Corporation with respect to the parent company or any wholly-owned subsidiary, or by the Board of Directors of any subsidiary or controlled company which is not wholly-owned by Catalyst Paper Corporation; and

(c)	such contribution is properly recorded in the books of the Company which made the contribution.

Amplification

It is important to recognize that the term “political contribution” may be given a very broad legal interpretation.  In some countries, indirect payments or assistance to political candidates or parties are deemed to be political contributions and might, therefore, be illegal.  The line between legality and illegality is often thin.  For example, in the United States, if a company allows an employee paid leave of absence so that the employee can independently campaign for a candidate or party, that allowance is deemed to be an illegal political contribution by the company, whereas if the employee campaigns on his or her paid vacation time, it is deemed to be a political contribution by the employee and, therefore, not an illegal act by the company.  Similarly, in the United States, tickets to political functions such as testimonial dinners which are paid for by the company, even when charged through employee expense accounts, are illegal political contributions.  It is the responsibility of every officer and employee to be aware of legal implications, if any, concerning political contributions in his or her country, province or state and to advise the Board accordingly when submitting proposed contributions for approval, as stipulated by this rule.

RULE 7

No officer or employee may have any business interest which conflicts with the Company’s interests.  Each officer or employee who becomes aware of an actual, potential or apparent conflict of interest must report such conflicts to  his or her immediate superior, a senior officer or the Board.  Directors must conduct their business and affairs in a manner that ensures their private or personal interests do not interfere or appear to interfere, with the interests of the Company, including conflicts relating to personal, financial or other gain.  Should conflicts arise, or be perceived to arise, directors shall immediately make full disclosure to the Chair and shall not participate in any decision or action where there is a real or apparent conflict.

Comment

Any director, officer or employee of the Company who accepts a bribe in connection with a transaction involving the Company or receives any material benefit therefrom without the knowledge and consent of the Company is guilty of the most flagrant form of conflict of interest.  The duty of loyalty to the Company extends to avoiding potential conflicts of interest such as owning directly or indirectly a significant interest in a firm with which the Company deals or competes.  If a conflict of interest does arise by accident it must be disclosed promptly and appropriate steps must be taken to avoid embarrassing the Company. This rule does not prohibit the purchase in the market of less than a significant interest in the shares of any public company, whether or not the Company deals with it or competes with it.

Amplification

Officers and employees are required to take note of the following:

(a)	Employees shall not speculate or deal in materials purchased or commodities produced or sold by the Company.

(b)
Employees must not have any material personal business or financial interest with any person, firm or company with whom the Company does business.  This rule must be strictly applied to every employee who buys or sells or has any recommendation in, control or supervision of, buying or selling, with respect to the persons, firms or companies with whom the employee does business on behalf of the Company.

(c)	Employees must not borrow from the Company’s customers or suppliers of goods or services, except that credit or charge account privileges, normally available, may be accepted.

(d)
Each employee must report (except as noted below) to his or her immediate superior the existence of any financial interest held by the employee or members of his or her immediate family in a business (whether operated by a person, a firm or company) with which the Company or any of its subsidiaries could have business dealings.  This duty does not extend to reporting and investment in the securities of a public company or a reporting company amounting to less than a controlling interest even though the Company has business dealings with it.

(e)	Vice-Presidents must review these rules on a periodic basis by and with all levels of management reporting to them.

Directors are similarly required to avoid even the appearance of conflicts of interest.  Directors must notify the Chair of the Board as soon as they become aware of any real or perceived conflict of interest.  If a director has any personal, business or financial interest in any person, firm or company with whom the Company does business or is contemplating entering into a transaction, the director will immediately report such interests to the Chair of the Board and the director will abstain from voting on any resolution relating to such matters.  The Corporate Secretary will ensure that no information relating to matters in which a director has a real or perceived conflict of interest will be provided to that director.

Directors, officers and employees owe a duty to advance the Company’s legitimate interest whenever an opportunity arises.  They are therefore prohibited from:

(a)	taking personal advantage of opportunities that properly belong to the Company or are discovered through the use of Company property, information or position;

(b)	using or deploying corporate assets, property, information or their position for personal gain; and

(c)	competing with the Company.

RULE 8

All directors, officers and employees will protect the Company’s assets and use them efficiently.

Comment

All directors, officers and employees will protect the Company’s assets and ensure that they are properly and efficiently used for legitimate business purposes.  If directors, officers and employees wish to use any of the Company’s assets in support of charitable or professional activities, they must obtain the consent of the Chair of the Board (in the case of Directors and the Chief Executive Officer) or the Corporate Secretary (in the case of other officers and employees).  Generally, the Company resources are only to be used for Company specific purposes.  In any event, all such resources must be used in compliance with the Company’s policies.

RULE 9

All directors, officers and employees will maintain the confidentiality of information entrusted to them except in circumstances where disclosure is authorized or legally mandated.

Comment

In the course of their relationship with the Company, directors, officers and employees may have access to information that is non-public, confidential, privileged or of value to competitors of the Company or that may be damaging to the Company if improperly disclosed.  Such individuals may also have access to the confidential information of companies with whom the Company does business.  In some cases, the Company may be party to non-disclosure or confidentiality agreements which prohibits it from disclosing certain information.

All directors, officers and employees must protect the confidentiality of information concerning the Company and its business activities as well as that of companies having business dealings with the Company.  Anyone who leaves the Company has an ongoing obligation to keep such information confidential.

If a director, officer or employee believes that there is a legal obligation to disclose sensitive information, he or she should discuss such concerns, in the case of directors, with the Chair of the Board and, in the case of officers and employees, with the Corporate Secretary.  It may be necessary to disclose sensitive information when cooperating in an investigation by a governmental authority or where the person cooperating has a good-faith belief that a violation of law or the Company’s policies has occurred.

Securities laws explicitly prohibit any person in a special relationship with the Company from trading with knowledge of material non-public information or insider information which has not been generally disclosed.  In addition, those laws prohibit any person in a special relationship with the Company from informing another person of any material non-public or insider information which has not been generally disclosed.  All directors and officers, and any other person who is an insider of the Company, will comply with the Company’s policies with respect to disclosure of information and trading in securities of the Company.

RULE 10

No director, officer or employee may make any agreement or arrangement contrary to the competition laws of the country in which business is done.

Comment

An illegal agreement or arrangement is frequently inferred from the conduct of the parties.  Therefore, any communication with competitors directly or indirectly about prices or market sharing is prohibited unless the circumstances are such that it is abundantly clear not only to the individual concerned but to his immediate superiors that no illegal agreement has been made.  Disclosure of market information to an organization for publication to the trade is a sensitive matter in some jurisdictions and should not be done without legal advice.

Amplification

In some countries, and especially the United States, Canada and the European Economic Community (EEC), the laws affecting competition are so complex and subtle that the Company’s employees may have difficulty comprehending them.  Without a full appreciation of those laws, the Company may be drawn into expensive litigation or even prosecution by misguided, ill-conceived or naïve activities of its employees.  The best safeguard is sound legal advice.  Accordingly, all managers and sales staff must have a clear understanding of the basic competition laws applicable to the markets in which they deal and must clear all doubtful activities in advance with the Corporate Secretary.

Any agreement with a competitor to fix prices, allocate markets, bar entry or boycott suppliers or customers is clearly unlawful, and even conduct that could lead to the inference of any such agreement must be scrupulously avoided.  The following is a checklist of more ordinary business transactions which might give rise to competition problems and which should be cleared through Corporate Secretary unless the manager responsible is satisfied that no breach of the law will occur:

(a)	joining a consortium of competitors for sales to export markets;

(b)	buying or selling the products of competitors;

(c)	exchanging production or market information with competitors or through trade associations and marketing consultants;

(d)	tied sales, where the sale of one product is made conditional upon the purchase of another product;

(e)	averaging of freight expense or arbitrary freight zones, so that buyers pay neither the actual freight cost nor a uniform delivered price;

(f)	suggesting or recommending resale prices to customers;

(g)	reciprocal buying and selling;

(h)	refusal to sell and exclusive dealings;

(i)	price discrimination between customers in a like position.

In addition, the Corporate Secretary will be responsible for initiating and maintaining an advisory and compliance programme throughout the Company, keeping all managers and marketing personnel up-to-date on the relevant competition laws.

RULE 11

All directors, officers and employees must comply with the laws, rules and regulations to which the Company and they are subject.

Comment

The Company will be harmed by breaches of law, rules and regulations by its officers and employees acting personally and on its behalf.  Breaches of law may also adversely impact other directors, officers and employees and will ordinarily also result in penalties against the person who broke such law, rule or regulation.

Officers and employees who become aware of any breaches of law must report their concerns to his or her immediate supervisor, a senior officer or the Board.  In addition, employees may submit complaints regarding accounting and auditing matters to the Audit Committee in accordance with the company’s policy regarding Employee Complaint Procedures for Accounting and Auditing Matters.  Directors should report any such concerns to the Chair of the Board.

RULE 12

Any event or circumstance affecting the Company that any officer or employee believes should be disclosed to the Company’s stakeholders or to regulatory agencies shall be reported by such officer or employee to the Disclosure Team.  Directors shall report any such circumstance to the Chair of the Board or to the chair of the appropriate Committee of the Board.  Those directors, officers and employees responsible for disclosure will ensure full, fair, accurate, timely and understandable disclosure in reports and documents released to the public or filed with regulatory agencies.

Comment

As a public company, the Company has an obligation to provide certain information relating to the Company’s business and its finances to the public and to regulatory agencies to which it is subject.  The objective is to ensure that the Company meets its disclosure obligations to the public and regulatory agencies in accordance with applicable law.

Amplification

The Company and certain of its officers and directors are liable for the accuracy and timeliness of the disclosure that the Company makes to the public and to regulatory agencies to which the Company is subject.  For example, in certain jurisdictions, law suits may be brought against the Company and certain of its officers and directors if statements made in the reports or registration statements the Company makes with the applicable securities regulatory authorities are false or misleading with respect to any material fact.  Consequently, any officer or employee that becomes aware of material information affecting the Company should report this information to the Disclosure Team established under the Company’s Disclosure Controls and Procedures and including the Chief Financial Officer, the Controller and the Corporate Secretary and Legal Counsel.  Directors who become aware of such material information should report it to the Chair of the Board or the chair of the relevant Committee.  The Disclosure Team and other directors, officers and employees responsible for disclosure must ensure that this information, and any other information of which they are aware, is fully and accurately disclosed to the public and to the applicable regulatory agencies, as required by law.  These persons shall also comply with the Company’s Standing Procedures for disclosure.  Because of the severe consequences to the Company and its officers and directors in the event of non-disclosure or false disclosure, including criminal penalties in some cases, it is imperative that material information is reported to the appropriate person and disclosed in due course and that advice is sought if necessary.

COMPLIANCE PROCEDURES

The President and Chief Executive Officer will institute and maintain a compliance program to ensure, as far as possible, that directors, officers and employees are familiar with the ramifications of this Policy and that they are observing and complying with it.

This program shall include the following procedures:

(a)	The publication of policy statements to explain or amplify any aspect of this Policy Statement or its application in particular circumstances.

(b)
Education sessions for officers and employees especially for those in jobs connected with sales and purchasing, so that they may be familiar with the application of this Policy and the law in their jurisdiction.  These sessions will be a continuation and extension of the sessions which have occurred periodically in the past.

(c)	The completion of compliance certificates by key employees on a selective basis as determined by Corporate Secretary.

All directors, officers and employees shall have access at all times to a copy of the Code of Corporate Ethics and Behaviour.

If a person is uncertain about a transaction and its interaction with this policy they should contact the Company’s Corporate Secretary.

Approval Date: April 28, 2009

CATALYST PAPER CORPORATION

CODE OF CORPORATE ETHICS AND BEHAVIOUR

ANNUAL COMPLIANCE CERTIFICATE

Within the past 30 days, I have read the Corporate Policy entitled “Code of Corporate Ethics and Behaviour”.  I have satisfied myself to the best of my knowledge, information and belief that no breach of the Code has occurred within those parts of the Company with which I am concerned since __________, except those instances, if any, reported by me for remedial action.

In signing this Certificate, I acknowledge my responsibility to ensure that I, as well as those supervisors and other staff employees, reporting to me, that are required to sign this certificate, are familiar with the Code and its requirements and am relying on them to inform me of any instance of non-compliance.

___________________________
(Signature)

___________________________
(Name - Please Print)

___________________________
(Title)

___________________________
(Date)

Approval Date: April 28, 2009